Exhibit 23.1 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Fonar Corporation and Subsidiaries on Form S-8 File No. 333-168771 of our report dated September 29, 2015, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2015 and 2014 and for the years ended June 30, 2015, 2014 and 2013 and our report dated September 29, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of Fonar Corporation and Subsidiaries as of June 30, 2015, which reports are included in this Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2015.

/s/ Marcum llp

New York, NY

September 29, 2015